EXHIBIT 99.1

News Release

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications 815-639-6282

Woodward Names Patel to Executive Staff

Fort Collins, Colo., June 17, 2011—Woodward, Inc. (NASDAQ:WWD) today announced that Sagar Patel, 45, will join Woodward on June 27, 2011 as President, Aircraft Turbine Systems. The Woodward Board of Directors intends to appoint Mr. Patel as an executive officer of the company.

Mr. Patel will be located at the company’s Rockford, Illinois facility and will report to Tom Gendron, Chairman of the Board and Chief Executive Officer.

Mr. Patel will have overall responsibility for leading Aircraft Turbine Systems as it focuses on managing future growth, supporting current business opportunities, and enhancing customer support and service.

“We are extremely pleased to have a person of Sagar’s caliber join Woodward. As a seasoned aerospace executive, he will bring a wide range of leadership experience in engineering, quality, operations, customer service, and Six Sigma and Lean implementation,” says Mr. Gendron.

Mr. Patel will be joining Woodward from General Electric, where he served most recently as President, Mechanical Systems, GE Aviation. During his 18-year tenure at GE, Mr. Patel led start-up efforts for new businesses, managed operations teams and multiple P&Ls, formed global partnerships, drove Six Sigma and Lean initiatives, participated in integration and divestiture activities, and won several leadership awards for outstanding performance. In addition, Mr. Patel brings experience in Power Generation and Locomotive markets to Woodward.

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Mr. Patel holds a bachelor’s degree in Engineering, Controls and Instrumentation from Gujarat University in India and a master’s degree in Electrical Engineering from the University of Pittsburgh.

Mr. Patel will succeed Marty Glass, who recently accepted the position as President, Airframe Systems based at the company’s Skokie, Illinois facility.

About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties, including Woodward’s expectation that Mr. Patel will join the company on June 27, 2011 as President, Aircraft Turbine Systems, and that the Woodward Board of Directors intends to appoint Mr. Patel as an executive officer of the company. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2010 and any subsequently filed Quarterly Report on Form 10-Q.

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